Exhibit 10.7

WYETH

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE WYETH [                ] STOCK INCENTIVE PLAN

DATE OF GRANT: NUMBER OF SHARES SUBJECT TO TARGET AWARD: [####]

Name

Address 1

Address 2

The Company hereby awards you a performance share award consisting of stock units (the “Units”) representing shares of Common Stock in the amount set forth above (the “Target Award”). The Units are subject to the terms and restrictions set forth in the Plan and this Agreement. Each Unit corresponds to one share of Common Stock. Upon the full or partial satisfaction by the Company of certain performance criteria described in Paragraph 3, the Units shall be converted into shares of Common Stock on the terms and conditions set forth herein. Capitalized words not otherwise defined in the text of this Agreement or in Paragraph 8 shall have the same meanings as in the Plan.

By signing this Agreement (or otherwise acknowledging, as instructed, your agreement thereto), you acknowledge and agree that:

•	You have received a copy of the Plan.

•	You have read and understand the terms of the Plan and this Agreement.

•

The Committee has the right, without your consent, to amend or modify the terms of this Agreement, to the extent necessary to avoid adverse or unintended tax consequences to you under Section 409A. Such amendments or modifications may limit or eliminate certain rights otherwise available to you under the Plan and/or this Agreement.

1. No Stockholder Rights Until Issuance of Shares. No shares of Common Stock represented by the Units will be earmarked for you or your account, and you will not have any of the rights of a stockholder with respect to such shares until such time as the shares are issued to you in accordance with the terms of this Agreement.

2. No Transfer of Units. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Units granted hereunder.

3. Conversion to Common Stock.

(a) General Rule. At a meeting of the Committee to be held within 90 days after the end of the Performance Year, the Committee shall compare the EPS with the EPS Target for the Performance Year set by the Committee at the beginning of the Performance Year. The percentage of Units corresponding to (i) the EPS Target achieved, if any, as set forth on the Performance Grid, and (ii) as modified by the TSR Modifier shall be converted, as of the Conversion Date, into Common Stock (up to a maximum of 200% of the Target Award), and all rights with respect to the remaining portion of such Target Award shall be forfeited and surrendered to the Company. Notwithstanding anything in this Agreement to the contrary, upon your forfeiture, for any reason, of all rights to the Units granted hereunder, such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such forfeiture.

(b) Rounding. The number of Units settled in accordance with the calculations described in Paragraph 3(a) shall be rounded to the nearest whole number.

4. Issuance and Delivery of Shares of Common Stock; Withholding.

(a) Method of Issuance; Time of Delivery; Stockholder Rights. The shares of Common Stock to be issued to you pursuant to this Agreement shall be issued to you, if earned, as of the Conversion Date, subject to Paragraphs 5, 6 or 10, and delivered to you in a lump sum as soon as practicable after the Conversion Date. All shares of Common Stock, if any, earned by you under this Agreement that are to be issued to you as of the Conversion Date shall be delivered either through book-entry form as a credit to an account maintained in your name or through the issuance of a stock certificate representing such shares of Common Stock free of any restrictive legend, other than as may be required by applicable securities laws. Upon such issuance, you shall be the record owner of such shares and shall be entitled to all of the rights of a stockholder of the Company, including the right to vote and the right to receive dividends.

(b) Amounts to Be Withheld.

(i) FICA Tax Withholding. As of the Conversion Date, the Company shall issue in your name and retain a sufficient number of shares of Common Stock earned under this Agreement to satisfy the (A) withholding obligation imposed on the Company with respect to Medicare and Social Security taxes due on the total number of shares of Common Stock earned under this Agreement and (B) the Company’s minimum federal, state, local and foreign income tax withholding obligations in respect of the income attributable to the shares issued to satisfy Medicare and Social Security taxes.

(ii) Income Tax and Administrative Fee Withholding. The number of shares of Common Stock that shall be issued and delivered to you as of the Conversion Date shall be (A) the number of such shares that would have been issued as of the Conversion Date in the absence of this Paragraph 4(b) minus (B) the number of whole shares of Common Stock necessary to satisfy (I) the minimum federal, state, local and foreign income tax withholding obligations that are imposed on the Company by applicable law in respect of the issuance of shares of Common Stock as of the Conversion Date, (II) the shares issued in your name pursuant to Paragraph 4(b)(i), (III) with respect to a U.S. Expatriate, the minimum federal, state and local tax withholding obligations pursuant to clauses (B)(I) and (B)(II) of this Paragraph 4(b)(ii) that would have been imposed on the Company as of the Conversion Date if the Participant were not a U.S. Expatriate, and (IV) the Administrative Fee determined in accordance with ANNEX C.

(iii) Fractional Amount. Notwithstanding anything in this Agreement to the contrary, to the extent the number of shares of Common Stock to be issued pursuant to Paragraph 4(b)(i) and/or Paragraph 4(b)(ii)(B), as the case may be, does not equal a whole number of shares, the Company shall increase the number of shares issued for purposes of Paragraph 4(b)(i) and/or Paragraph 4(b)(ii)(B), as the case may be, to the next whole number of shares. The Fractional Amount shall be (x) reported as ordinary income for the calendar year in which such shares are issued and (y) remitted by the Company to the taxing authorities on your behalf to be applied to federal, state, local and foreign withholding obligations imposed on the Company with respect to compensation paid to you during the calendar year(s) in which such shares are issued.

(iv) Valuation. The value of the shares referred to in this Paragraph 4(b) shall be determined, for the purposes of satisfying the obligations set forth in this Paragraph 4(b) and determining your income related to such award, on the basis of the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt.

5. Separation from Service Other than by Reason of Retirement, Disability or Death; Forfeiture; Default Payment. If you incur a Separation from Service prior to the Conversion Date for any reason other than by reason of Retirement, Disability or death, you shall forfeit all rights to all Units granted hereunder and such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such Separation from Service.

6. Separation from Service by Reason of Retirement, Disability or Death.

(a) Issuance. If you incur a Separation from Service prior to the Conversion Date (i) by reason of Retirement, Disability or death and (ii) as of the date of such Separation from Service, you have been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on the date of such Separation from Service, the Units granted hereunder shall remain outstanding and, subject to Paragraph 6(c), shall be settled in accordance with Paragraph 3 and the shares of Common Stock in settlement of such Units, if earned, shall be issued, in accordance with Paragraph 4, to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date.

(b) Continuous Employment Requirement. Notwithstanding anything in this Paragraph 6 to the contrary, if you incur a Separation from Service prior to the Conversion Date (i) by reason of Retirement, Disability or death and (ii) as of the date of your Separation from

Service, you have not been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on such Separation from Service, you shall forfeit all rights to all Units granted hereunder, and such Units shall, for all purposes of the Plan and this Agreement be deemed terminated and without further force or effect as of the date of such Separation from Service.

(c) Forfeiture Due to Conduct. Notwithstanding anything in this Agreement to the contrary, if you incur a Separation from Service prior to the Conversion Date by reason of Retirement and following such Separation from Service but prior to the Conversion Date you: (i) become or serve as an officer, director, partner or employee of any individual, proprietorship, partnership or corporation or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or render a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company as determined by the Committee or its designee or (ii) engage in deliberate action which, as determined by the Committee or its designee, causes substantial harm to the interest of the Company, you shall forfeit all rights to all Units granted hereunder, and such Units shall, for all purposes of the Plan and this Agreement be deemed terminated and without further force or effect as of the date of such Separation from Service.

7. Miscellaneous. This Agreement may not be amended except in writing. Neither the existence of the Plan and this Agreement nor the Target Award granted hereby shall create any right to continue to be employed by the Company or its Affiliates, and your employment shall continue to be at will and terminable at will by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern; provided, however, that nothing in this Paragraph 7 shall be construed as requiring that any such conflict be resolved in a manner that the Company determines would be inconsistent with Section 409A or would result in adverse or unintended tax consequences to you under Section 409A. To the extent that the Committee is authorized to make a determination under this Agreement, all such determinations shall be in the sole discretion of the Committee or its respective delegates.

8. Definitions and Rules of Construction.

(a) Definitions. The following terms have the meanings set forth below:

“Agreement” means this Performance Share Award Agreement under the Plan, including each annex attached hereto.

“Beneficiary” means one or more individuals or entities (including a trust or estate) designated by you to receive, in the event of your death, any shares of Common Stock earned and issuable to you pursuant to this Agreement. You may change your Beneficiary by submitting the appropriate form, as determined by the Committee, to the Record Keeper. The last such form submitted prior to your death with respect to the amounts awarded pursuant to this Agreement received by the Record Keeper shall supersede any prior such form submitted. In the event of your death, the Record Keeper shall attempt to locate your Beneficiary in the order presented on the appropriate Beneficiary designation form by taking one or more of the following actions: first, sending a letter by certified mail to the address of the Beneficiary indicated on the Beneficiary designation form, second, using the letter-forwarding service offered by the Internal Revenue Service or the Federal Social Security Administration and third, taking any other action that the Committee deems appropriate. If 90 days after the last such action taken by the Record Keeper, the Record Keeper has not located your Beneficiary, or if you have no Beneficiary (whether due to the death of your Beneficiary or your failure to properly designate your Beneficiary on the appropriate form), your Beneficiary shall be your estate for purposes of issuing the shares of Common Stock due to you under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings, regulations and other guidance thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company. Any action that the Committee is required or permitted to take hereunder may be undertaken by any person to whom the Committee delegated authority to take such action, and any action by a delegate of the Committee shall, for all purposes hereof, constitute an act of the Committee.

“Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

“Company” means Wyeth.

“Conversion Date” means the date during the 90-day period following the end of the Performance Year on which the Committee makes the determination set forth in Paragraph 3(a).

“Disability” means a disability for purposes of (i) a long-term disability plan maintained by the Company in which you participate or (ii) Social Security Disability Insurance (SSDI), as determined by the Social Security Administration.

“EPS” means the earnings or net income per share of common stock of the Company for the Performance Year, adjusted to exclude the effect of extraordinary or unusual items of income or expense, all as determined in good faith by the Committee acting in its sole discretion.

“EPS Target” shall be the EPS target amount established by the Committee at a meeting to be held no later than March 1, 2010; provided, however, that if for any reason the Committee shall determine that the EPS Target is no longer a practicable or appropriate measure of financial performance, the Committee may take action to substitute another financial measure as it deems appropriate under the circumstances.

“Exchange Act” means the Securities Exchange Act of 1934 (as amended from time to time) and the rules and regulations promulgated thereunder.

“Fractional Amount” means the cash amount equal to the difference between the value of the number of whole shares of Common Stock issued pursuant to Paragraph (4)(b)(i) and/or Paragraph (4)(b)(ii)(B), as the case may be, and the value of the number of whole and fractional shares of Common Stock required to be issued pursuant to Paragraph (4)(b)(i) and/or Paragraph (4)(b)(ii)(B), as the case may be. For purposes of this definition, the value of the shares of Common Stock shall be determined in accordance with Paragraph 4(b)(iv).

“Peer Group” shall consist of those companies listed on ANNEX A attached hereto, which Annex may be amended from time to time as a result of circumstances (e.g., merger, consolidations, etc.) deemed by the Committee in its sole discretion to warrant such amendment.

“Performance Grid” shall be the performance chart established by the Committee at a meeting to be held no later than March 1, 2010, which shall plot the different payout percentage levels at various EPS Targets achieved; provided, however, that if for any reason the Committee shall determine that the Performance Grid is no longer a practicable or appropriate measure of financial performance, the Committee may take action to substitute another financial measure as it deems appropriate under the circumstances.

“Performance Year” shall mean 2010.

“Plan” means the plan identified on the first page of this Agreement, as the same may be amended from time to time. The terms of the Plan constitute a part of this Agreement.

“Record Keeper” means the person or persons identified from time to time by the Committee to be responsible for the day-to-day administration of the Plan.

“Recoupment Policy” means the Company’s Board of Director’s Policy on Recoupment of Performance-Based Compensation in Restatement Situations, as may be amended from time to time.

“Retirement” means, for purposes of this Agreement, your (a) attainment of age 65 or (b) attainment of age 55 with 5 or more years of service, determined in accordance with the service crediting method set forth in the Wyeth Retirement Plan – United States or in effect as of January 1, 2007.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service with the Company and its Affiliates for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h) or the successor regulation thereto. Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the shares of Common Stock, if any, earned hereunder to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto. For this purpose, Affiliate means any corporation included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) under common control with the Company (within the meaning of Section 414(c) of the Code), determined in accordance with the default provisions set forth in the applicable provisions of Section 409A.

“Total Shareholder Return” for any company for any period shall mean the percentage change in the per-share stock market price of such company’s common stock (or equivalent security) during such period (assuming that each of such company’s per-share dividends are reinvested in such security at the closing market per-share price as of the dividend payment date), which calculation shall be determined in good faith by the Committee acting in its sole discretion.

“TSR Modifier” means a chart, attached hereto as ANNEX B, established by the Committee at a meeting to be held no later than April 30, 2008 which plots the different modifiers (which may be positive or negative) at TSR Performance Levels achieved; provided, however, that if for any reason the Committee shall determine that the TSR Modifier for the applicable three-year period is not an accurate measure of the Company’s performance for such three-year period, the Committee may, in its discretion, take action to adjust the percentage modifier in a manner that it deems appropriate under the circumstances.

“TSR Performance Level” means the Company’s ranking, based on its Total Shareholder Return, compared to the Total Shareholder Return of each member of the Peer Group for the three-year period from January 1, 2008 to December 31, 2010.

“U.S. Expatriate” means a Participant who is a U.S. taxpayer temporarily working outside of the United States and who is subject to a tax equalization agreement authorizing the Company to withhold federal, state and local income taxes from any payment under this Agreement.

(b) Rules of Construction. All references to Paragraphs refer to paragraphs in this Agreement. The titles to Paragraphs in this Agreement are for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles, shall control.

9. Compliance with Laws.

(a) General Rule. This Agreement shall be governed by the laws of the State of Delaware and any applicable laws of the United States. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Units or shares of Common Stock of the Company represented thereby pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, is in compliance with all applicable laws and regulations of governmental authority; provided, however, that any action or inaction by the Company pursuant to this Paragraph 9(a) with respect to issuance of Units or shares shall be in accordance with Paragraph 9(c). The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as amended from time to time) or to take any other action in order to cause the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, to comply with any such law or regulation.

(b) Reservation of Rights. The Committee shall have the discretionary right (i) to amend, modify, cancel or rescind, without your consent, any of the terms and conditions of this Agreement to comply with any applicable law, regulation, ruling or other regulatory guidance and (ii) to amend or terminate the Plan, in each case, solely to the extent that the Committee determines, in its discretion, that any such action can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A. The Committee shall not have the right to accelerate or delay the issuance of any shares of Common Stock earned under this Agreement, unless the Committee determines, in its discretion, that any such acceleration or delay can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A.

(c) Section 16. If you are subject to Section 16 of the Exchange Act, transactions under the Plan and this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or this Agreement or action by the Committee involving you is deemed not to comply with an applicable condition of Rule 16b-3 or its successors under the Exchange Act or other applicable law (including, without limitation, other federal securities laws), issuance of such shares shall be delayed in a manner that will not result in the imposition on any person of adverse or unexpected tax consequences under Section 409A. In the event of such delay, the shares shall be issued as of the earliest date the Committee reasonably anticipates that such issuance will not cause such violation. In the event the Plan or this Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements or the price and amount of awards as applicable) shall be deemed automatically to be incorporated by reference into the Plan and/or this Agreement insofar as you are concerned, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.

10. Change of Control.

(a) Vesting. Upon a Change of Control, your Units shall be fully vested.

(b) Issuance. Notwithstanding anything in this Agreement to the contrary, upon such Change of Control, the shares of Common Stock in settlement of your Units shall be issued, except as otherwise provided in Paragraph 10(c), to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 4, in a lump sum.

(c) Cash in Lieu of Shares. In lieu of shares of Common Stock issuable pursuant to Paragraph 10(b), the Committee may, in its sole discretion, distribute to you an amount, in cash, equal to the value of such shares determined in accordance with Plan provisions. Such amount shall be paid at the time specified in Paragraph 10(b).

11. Recoupment. Notwithstanding anything to the contrary, if at any time during your employment with the Company you are a Senior Executive (as such term is defined in the Recoupment Policy), your shares of Common Stock shall be subject to the Recoupment Policy and adjusted accordingly.

12. Effect of Acknowledgement. You must acknowledge receipt of this Agreement as soon as reasonably practicable by using the applicable procedure established by the Committee for such purpose.

WYETH

By:
Treasurer

ACCEPTED AND AGREED TO:

Name (Please Print)

Signature

ANNEX A

Peer Group

Abbott Laboratories

Bristol-Myers Squibb Company

Eli Lilly and Company

Johnson & Johnson

Merck & Co., Inc.

Pfizer Inc.

Schering-Plough Corporation

A-1

ANNEX B

TSR Modifier

TSR Performance Level	Percentage Points By Which TSR Modifier Will Modify Award Based on EPS Target Achieved
Top 2 Ranking	Increase by 25 Percentage Points to a maximum of 200% of the Award.

Middle 4 Ranking	No Modification

Bottom 2 Ranking	Decrease by 25 Percentage Points, except if EPS Target Achieved would yield between 150% and 200% of Award, then Award will be reduced on a sliding scale between 25 and 50 Percentage Points.

B-1

ANNEX C

ADMINISTRATIVE FEE

Wyeth PSA

# Shares Earned	Fee
1,001 +	$75
501-1,000	$40
101-500	$20
70-100	$5

C-1